Exhibit 10.1

BANCORPSOUTH, INC.

CHANGE IN CONTROL AGREEMENT

THIS AGREEMENT (“Agreement”) is entered into by and among BancorpSouth, Inc., a Mississippi corporation (the “Company”), BancorpSouth Bank, a Mississippi-chartered bank (the “Bank”), and Charles J. Pignuolo (“Executive”). The Company and the Bank are collectively referred to herein as “BancorpSouth.”

W I T N E S S E T H:

WHEREAS, the parties intend that Executive will become employed as a Senior Executive Vice President and General Counsel of BancorpSouth; and

WHEREAS, BancorpSouth desires to provide certain severance payments to Executive in the event that Executive’s employment with the Company is terminated in connection with a change in control of the Company;

NOW, THEREFORE, based upon the premises set forth herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows, such terms to be effective without further action of the parties upon the commencement of Executive’s employment as Senior Executive Vice President and General Counsel of BancorpSouth, which is anticipated on October 20, 2014 (the “Effective Date”):

ARTICLE I. DEFINITIONS

Terms used in this Agreement that are defined are indicated by initial capitalization of the term. References to an “Article” or a “Section” mean an article or a section of this Agreement. In addition to those terms that are specifically defined herein, the following terms are defined for purposes hereof:

“Affiliate.” Affiliate means the Bank and any entity that is a parent or subsidiary organization of the Company or the Bank.

“Cause.” A termination of Executive’s employment for Cause means a termination of employment on account of any of the incidents described below. Termination for Cause is further conditioned on the Company or Affiliate, as appropriate, providing written notice to Executive of its intent to terminate within 90 days of the date that the Cause event has occurred or is initiated and the Executive does not materially cure such condition within 30 days after receiving such notice.

(1)	Executive has engaged in an act of misconduct or dishonesty that is injurious to the Company or an Affiliate;

(2)	Executive has engaged in an act of fraud, embezzlement, theft, or any other crime of moral turpitude (without necessity of formal criminal proceedings being initiated);

(3)	Executive has willfully violated a material Company policy or procedure;

(4)	Executive has been suspended and/or temporarily prohibited from participating in the conduct of the Company’s or an Affiliate’s affairs by a notice served under section 8(e)(3) or (g)(1) of the Federal Deposit Insurance Act (12 U.S.C. §§1818(e)(3) and (g)(1)) or other law or regulation; or

(5)	Executive has breached the restrictive covenants in Sections 3.1 or 3.2.

The existence of Cause shall be determined in good faith by the Board of Directors of the Company or the Compensation Committee. The Company shall have sole discretion in making its determination that an event constituting Cause has occurred; provided, however, that such determination must be made in a reasonable and good faith manner.

“Change in Control” means a transaction or circumstance in which any of the following have occurred:

(1)	the merger, acquisition or consolidation of the Company or the Bank with any corporation in which such corporation immediately after such merger, acquisition or consolidation owns more than 50% of the voting securities (defined as any securities which vote generally in the election of its directors) of the Company or the Bank, as applicable, outstanding immediately prior thereto or more than 50% of the Company’s or the Bank’s, as applicable, total fair market value immediately prior thereto;

(2)	the date that any person, or persons acting as a group, as described in Treas. Reg. § 1.409A-3(i)(5) (a “Person”), other than a trustee or other fiduciary holding securities under an employee benefit plan of the Company or a corporation controlling the Company or owned directly or indirectly by the shareholders of the Company in substantially the same proportions as their ownership of stock of the Company, becomes the “beneficial owner” (as defined in Rule 13d-3 under the Securities and Exchange Act of 1934, as amended), directly or indirectly, of securities of the Company representing more than 30% of the total voting power represented by the Company’s then outstanding voting securities (as defined above);

(3)	the date that a majority of the members of the Board of Directors of the Company is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board of Directors of the Company before the date of the appointment or election; or

(4)	the date that any Person acquires (or has acquired within the 12-month period ending on such date) assets from the Company that have a gross fair market value equal to 40% or more of the fair market value of the Company’s total assets; provided, however, that any of the following acquisitions will be excluded from such calculation:

(i)	an acquisition by a shareholder of the Company (immediately before the acquisition) in exchange for or with respect to its stock;

(ii)	an acquisition by an entity 50% or more of the total value or voting power of which is owned directly or indirectly by the Company;

(iii)	an acquisition by a Person that owns directly or indirectly 50% or more of the total value or voting power of the outstanding stock of the Company; or

(iv)	an acquisition by an entity 50% or more of the total value or voting power of which is owned directly or indirectly by a Person described in paragraph (iii) above.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985.

“Code” means the Internal Revenue Code of 1986, as amended.

“Compensation Committee.” The Executive Compensation and Stock Incentive Committee of the Company’s Board of Directors or any successor committee duly appointed thereby.

“Good Reason.” A termination of employment for Good Reason means a resignation or other termination of employment by Executive for any of the reasons described below, provided that such condition is not initiated by Executive or with Executive’s consent. Good Reason is further conditioned on the Executive providing written notice to BancorpSouth of his intent to terminate within 90 days of the dale that the Good Reason condition is initiated and the Company, the Bank or an Affiliate, as appropriate, does not materially cure such condition within 30 days after receiving such notice.

(1)	A material diminution in Executive’s base salary or target bonus or incentive compensation opportunity.

(2)	A material diminution in Executive’s authority, duties, or responsibilities.

(3)	A requirement that Executive report and be subject to the authority of an officer or employee of the Company or an Affiliate who is not the chief executive officer of BancorpSouth.

(4)	A relocation of Executive’s principal place of employment by 50 miles or more.

(5)	Any material breach of this Agreement by the Company or the Bank or the failure of any successor to assume this Agreement on and after a Change of Control.

ARTICLE II. CHANGE IN CONTROL TERMINATION PAYMENT

Section 2.1 Benefits.

(a) Amount. Upon the occurrence of a Change in Control, and subject to the conditions, limitations and adjustments that are provided for herein, the Company will provide to Executive the sum of the amounts described below if, within the 12-month period following such Change in Control, Executive’s employment with the Company and its Affiliates is terminated for reasons other than Cause or is terminated for Good Reason:

(1)	An amount equal to 150% of the Executive’s annual base compensation determined by reference to his base salary in effect at the time of Change in Control.

(2)	An amount equal to 150% of the highest annual bonus that Executive would be eligible to receive during the fiscal year ending during which the Change in Control occurs.

(3)	For a period of 36 months, Executive shall continue to participate in the Company’s health and welfare benefit plans, to the extent post-employment participation is permitted thereunder. Continued participation in BancorpSouth’s group health benefit plans by Executive shall be subject to the restrictions of COBRA, provided that Executive shall be permitted to continue coverage under COBRA at the same rate that applies to similarly situated executive officers of the Company. To the extent that Executive cannot participate in such benefit plans, he shall receive a lump sum cash payment equal to the value of such participation during the 36-month period.

(4)	For a period of 36 months, participation in general and executive fringe benefits offered to similarly situated executive employees immediately prior to the applicable Change in Control, to the extent that post-employment participation is permitted thereunder. To the extent that Executive cannot participate in such benefit plans, he shall receive a lump sum cash payment equal to the value of such participation during the 36-month period.

(b) Adjustments. Notwithstanding anything herein to the contrary, the amounts and the timing of payments due to Executive under Section 2.1(a) shall be adjusted in accordance with Section 2.2.

(c) Time for Payment; Interest. The cash amounts payable under this Section 2.1 shall be paid to Executive in a single lump sum within ten days following the date of termination of employment. The Company’s obligation to pay to Executive any amounts under this Section 2.1 will bear interest at the lesser of (i) 10% or (ii) the maximum rate allowed by law until paid by the Company, and all accrued and unpaid interest will bear interest at the same rate, all of which interest will be compounded annually.

(d) Troubled Institution Limitation. All payments and benefits hereunder are subject to the limitations on golden parachute and indemnification payments set forth in 12 USC §1823(k), the regulations promulgated thereunder, and other law that prohibits payments under this Agreement to Executive by the Company. To the extent possible, this limitation shall be applied by reducing only the portion of payments and benefits that exceed such legal limitation.

2.2 Limitation of Payments.

(a) Golden Parachute. Notwithstanding anything in this Agreement to the contrary, if Executive is a “disqualified individual” (as defined in section 280G(c) of the Code) and the benefits and payments provided for in this Agreement, together with any other payments or vesting of equity awards which Executive has the right to receive on account of a “change in control” (defined for this purpose in section 280G of the Code) would in the aggregate result in a “parachute payment” (as defined in section 280G(b)(2) of the Code) to Executive, the total amount of all such change in control payments shall be reduced by BancorpSouth so that the aggregate payments to Executive do not constitute such a parachute payment; provided, however, that such reduction shall not occur if the net payment to Employee after considering the effect of any applicable excise tax under section 4999 of the Code is greater than the amount that Executive would receive after application of the reduction described in this Section. If Executive’s payments or benefits are delivered to a lesser extent in accordance with this Section, then Executive’s aggregate benefits shall be reduced in the following order: (i) cash severance pay that is exempt from section 409A; (ii) any other cash severance pay; (iv) continued health care benefits; (iii) any restricted stock; (iv) any equity awards other than restricted stock and stock options; and (v) stock options. Unless BancorpSouth and Executive otherwise agree in writing, any determination required under this Section shall be made by an independent advisor designated by the Company and reasonably acceptable to Executive (“Independent Advisor”), whose determination shall be conclusive and binding upon Executive and the Company for all purposes. For purposes of making the calculations required under this Section, the Independent Advisor may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of sections 280G and 4999 of the Code, provided that Independent Advisor shall assume that Executive pays all taxes at the highest marginal rate. The Company and Executive shall furnish to Independent Advisor such information and documents as Independent Advisor may reasonably request in order to make a determination under this Section. The Company shall bear all costs that the Independent Advisor may incur in connection with any calculations contemplated by this Section.

(b) Section 409A.

(1)	A payment of any amount or benefit hereunder that is (i) subject to section 409A of the Code, and (ii) to be made because of a termination of employment shall not be made unless such termination is also a “separation from service” within the meaning of section 409A of the Code and the regulations promulgated thereunder and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment,” “resignation” or like terms shall mean “separation from service” within the meaning of section 409A of the Code. Notwithstanding any provision of this Agreement to the contrary, if at the time of Executive’s “separation from service” Executive is a “specified employee” (as defined under section 409A of the Code), then to the extent that any amount to which Executive is entitled in connection with his separation from service is subject to section 409A of the Code, payments of such amounts to which Executive would otherwise be entitled during the six month period following the separation from service will be accumulated and paid in a lump sum on the earlier of (i) the first day of the seventh month after the date of the separation from service, or (ii) the date of Executive’s death. This paragraph shall apply only to the extent required to avoid Executive’s incurrence of any additional tax or interest under section 409A or any regulations or Treasury guidance promulgated thereunder.

(2)	Notwithstanding any provision of this Agreement to the contrary, to the extent that any payment under the terms of this Agreement would constitute an impermissible acceleration or deferral of payments under section 409A of the Code or any regulations or Treasury guidance promulgated thereunder, or under the terms of any applicable plan, program, arrangement or policy of the employer, such payments shall be made no earlier or later than at such times allowed under section 409A of the Code or the terms of such plan, program, arrangement or policy.

ARTICLE III. RESTRICTIVE COVENANTS

The covenants contained in this Article III are provided by Executive as partial consideration for the obligations of BancorpSouth described in this Agreement.

Section 3.1 Non-solicitation.

(a) Beginning on the Effective Date and for a period of two years after the date of termination of Executive’s employment with BancorpSouth or any of its Affiliates for any reason other than termination or resignation elected by Executive for Good Reason (the “Termination Date”), Executive will not, directly or indirectly, for himself or for another, in any manner whatsoever, procure, solicit, accept or aid another in the procurement, solicitation or acceptance of financial services business (including without limitation, solicitation of banking, insurance or securities products and services), and other related products marketed by the Company or its Affiliates, or make inquiries about any of those products from or to any person, firm, corporation or association which was at the Termination Date, either doing business with the Company or any of its Affiliates, in the Territory (as hereinafter defined), or being actively solicited by the Company or any of its Affiliates during the 12 months prior to the Termination Date and Executive directly or indirectly serviced or solicited such account or customer.

(b) Beginning on the Effective Date and for a period of two years after the Termination Date, unless termination or resignation is elected by Executive for Good Reason, Executive will not induce, attempt to induce, solicit, encourage, contact or discuss employment with any other employee of BancorpSouth or any of its Affiliates to terminate his or her employment with BancorpSouth. Executive also agrees not to disclose the identity of any other employee of the BancorpSouth to any other Competing Business (as hereinafter defined) for purposes of recruiting or hiring away such employee. Executive agrees not to hire any prospective employee for a Competing Business if Executive knows or should have known that such prospect currently works for the Company or its Affiliates.

(c) Executive shall not, during the non-solicitation periods described in Sections 3.1(a) and 3.1(b) above, use or disclose to any other person the names of the Company’s or any of its Affiliate’s customers, clients and the nature of their business with the Company or its Affiliates.

Section 3.2 Noncompetition; Confidential Information.

(a) Executive hereby covenants and agrees with BancorpSouth that beginning with the Effective Date and for a period of two years after the Termination Date, unless termination or resignation is elected by Executive for Good Reason (the “Noncompetition Period”), Executive will not directly or indirectly, in any capacity whatsoever, for himself or for any other person, firm, corporation, association or other entity, as a partner, stockholder or otherwise: (i) operate, develop or own any interest (other than the ownership of less than five percent (5%) of the equity securities of a publicly-traded company) in, or be employed by or consult with, any business which has or engages in activities in any county in any state in which the Company or any Affiliate has an office or in any county in any state where Executive, at the Termination Date or for 12 months prior to the Termination Date, performed services for the Company or drew customers (hereinafter, the “Territory”) constituting or relating to the establishment, ownership, management or operation of a bank or financial services company or other related business (a “Competing Business”); (ii) compete with the Company or its Affiliates in the operation or development of any Competing Business; (iii) engage in any business as or act as a financial services professional (including without limitation the profession of commercial banker), or provide consultation or other such services concerning financial services, either on his own behalf or on behalf of any other person, firm or corporation in the Territory; (iv) call upon, communicate with an attempt to procure or otherwise attempt to procure, service or maintain, any financial services account with any known customer of the Company or its Affiliates; or (v) disclose at any time whether during either the Noncompetition Period or during the period Executive is employed by BancorpSouth or an Affiliate any confidential or secret information concerning (A) the business, affairs or operations of the Company or its Affiliates, or (B) any marketing, sales, advertising or other concepts or plans of the Company or its Affiliates.

(b) As used herein, “Confidential Information” means all technical and business information (including financial statements and related books and records, personnel records, customer lists, arrangements with customers and suppliers, manuals and reports) of BancorpSouth and its Affiliates which is of a confidential and/or proprietary character and which is either developed by Executive (alone or with others) or to which Executive has had access during his employment. Executive shall, both during and after his employment with BancorpSouth, protect and maintain the confidential and/or propriety character of all Confidential Information. Executive shall not, during or after termination of his employment, directly or indirectly, use (for himself or another) or disclose any Confidential Information, for so long as it shall remain proprietary or protectable as confidential, except as may be necessary for the performance of his duties under this Agreement.

(c) Executive specifically acknowledges that the restrictions of Sections 3.1 and 3.2 as to time and manner of non-solicitation, non-competition and non-disclosure or use of Confidential Information are reasonable and necessary to protect the legitimate business interests of BancorpSouth and its Affiliates.

Section 3.3 Remedies, Modification and Separability. Executive and BancorpSouth agree that Executive’s breach of Sections 3.1 and 3.2 of this Agreement will result in irreparable harm to BancorpSouth, that no adequate remedy at law is available, and that BancorpSouth shall be entitled to injunctive relief; provided, however, nothing herein shall prevent BancorpSouth from pursuing any other remedies at law or at equity available to it. Should a court of competent jurisdiction declare any of the covenants set forth in Sections 3.1 or 3.2 unenforceable, the court shall be empowered to modify or reform such covenants so as to provide relief reasonably necessary to protect the interests of BancorpSouth and Executive and to award injunctive relief, or damages, or both, to which BancorpSouth may be entitled. If any provision of this Agreement is declared by a court of last resort to be invalid, BancorpSouth and Executive agree that such declaration shall not affect the validity of the other provisions of this Agreement. If any provision of this Agreement is capable of two constructions, one of which would render the provision void and the other of which would render the provision valid, then the provision shall have the construction which renders it valid.

Section 3.4 Mutual Non-Disparagement. Executive agrees that he will not intentionally make any disparaging or detrimental public comments about BancorpSouth, any of its officers, directors, employees, Affiliates or agents, nor will Executive authorize, encourage or participate with anyone on Executive’s behalf to make such statements. In consideration of the foregoing, BancorpSouth, any of its Affiliates and any of their directors and senior officers will not intentionally make any disparaging or detrimental public comments about Executive. Nothing in this Section shall preclude either party from fulfilling any duty or obligation that he or it may have at law, from responding to any subpoena or official inquiry from any court or government agency, including providing truthful testimony, documents subpoenaed or requested or otherwise cooperating in good faith with any proceeding or investigation, or, in the case of Executive, from taking any reasonable actions to enforce his rights under this Agreement.

ARTICLE IV. GENERAL TERMS

Section 4.1 Notices. Any notice under this Agreement must be in writing and may be given by certified or registered mail, postage prepaid, addressed to the party or parties to be notified with return receipt requested, or by delivering the notice in person, to the relevant address set forth below, or to such other address as the recipient of such notice or communication will have specified to the other party hereto in accordance with this Section:

If to BancorpSouth to:

BancorpSouth, Inc.

Senior Vice President, Human Resources

One Mississippi Plaza

Tupelo, MS 38801

Notice to Executive may be to the then-current address of Executive on the records of BancorpSouth.

Section 4.2 Withholding; No Offset. All payments required to be made by the Company under this Agreement to Executive will be subject to the withholding of such amounts, if any, relating to federal, state and local taxes as may be required by law. No payment under this Agreement will be subject to offset or reduction attributable to any amount Executive may owe to the Company or any other person, except as required by law.

Section 4.3 Entire Agreement; Modification. This Agreement constitutes the complete and entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements between the parties. The parties have executed this Agreement based upon the express terms and provisions set forth herein and have not relied on any communications or representations, oral or written, which are not set forth in this Agreement.

Section 4.4 Amendment. This Agreement may not be modified by a subsequent agreement unless the modifying agreement: (i) is in writing; (ii) contains an express provision referencing this Agreement; (iii) is signed and executed on behalf of the Company by an officer of the Company other than Executive; and (v) is signed by Executive.

Section 4.5 Choice of Law. This Agreement and the performance hereof will be construed and governed in accordance with the internal laws of the State of Mississippi, without regard to its choice of law principles, except to the extent that federal law controls or preempts state law.

Section 4.6 Successors and Assigns. The obligations, duties and responsibilities of Executive under this Agreement are personal and shall not be assignable. In the event of Executive’s death or disability, this Agreement shall be enforceable by Executive’s estate, executors or legal representatives. BancorpSouth shall require any corporation, entity, individual or other person who is the successor (whether direct or indirect, by purchase, merger, consolidation, reorganization, or otherwise) to all or substantially all of the business or assets of the Company or the Bank to expressly assume and agree to perform, by a written agreement in form and substance satisfactory to Executive, all of the obligations of BancorpSouth under this Agreement. As used in this Agreement, the terms “Company,” “Bank” and “BancorpSouth” shall mean the Company, the Bank and BancorpSouth as defined herein and any successor to their respective business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, written agreement, or otherwise.

Section 4.7 Waiver of Provisions. Any waiver of any terms and conditions hereof must be in writing and signed by the parties hereto. The waiver of any of the terms and conditions of this Agreement shall not be construed as a waiver of any subsequent breach of the same or any other terms and conditions hereof.

Section 4.8 Severability. The provisions of this Agreement and the benefits and amounts payable hereunder shall be deemed severable, and if any portion shall be held invalid, illegal or enforceable for any reason, the remainder of this Agreement and/or benefit or payment shall be effective and binding upon the parties.

Section 4.9 Attorneys’ Fees. In the event BancorpSouth or Executive breaches any term or provision of this Agreement and the other party employs an attorney or attorneys to enforce the terms of this Agreement, then the breaching or defaulting party agrees to pay the other party the reasonable attorneys’ fees and costs incurred to enforce this Agreement.

Section 4.10 Counterparts. This Agreement may be executed in multiple counterparts, each of which will be deemed an original, and all of which together will constitute one and the same instrument.

[signature page follows]

SIGNATURE PAGE

IN WITNESS WHEREOF, Company, Bank and Executive have caused this Agreement to be executed on the day and year indicated below to be effective as described above.

EXECUTIVE

10/20/14

CHARLES J. PIGNUOLO	Date

BANCORPSOUTH, INC.

By:	10.20.14

James D. Rollins, III	Date
Chief Executive Officer

BANCORPSOUTH BANK

By:	10.20.14

James D. Rollins, III	Date
Chief Executive Officer

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